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                                              Filed pursuant to rule 424 (b) (3)
                                              Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                    FINAL TERMS NO. 1842 DATED 19 MARCH 2008

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 20,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015
CURRENTLY TOTALING A$ 4,131,013,000.00 (A$2,965,813,000.00 INCLUDING BUY BACKS)]

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the US Prospectus dated November 1, 2002 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2007, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.     (i)   Issuer:                                 Queensland Treasury Corporation

       (ii)  Guarantor:                              The Treasurer on behalf of the Government of
                                                     Queensland

2.           Benchmark line:                         2015

                                                     (to be consolidated and form a single series
                                                     with QTC 6% Global A$Bonds due 14
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                                                     October 2015, ISIN US748305BE82)

3.           Specific Currency or Currencies:        AUD ("A$")

4.     (i)   Issue price:                            98.310%

       (ii)  Dealers' fees and commissions paid      No fee or commission is payable in respect of
             by Issuer:                              the issue of the bond(s) described in these
                                                     final terms (which will constitute a "pricing
                                                     supplement" for purposes of any offers or sales
                                                     in the United States or to U.S. persons).
                                                     Instead, QTC pays fees and commissions in
                                                     accordance with the procedure described in the
                                                     QTC Offshore and Onshore Fixed Interest
                                                     Distribution Group Operational Guidelines.

5.           Specified Denominations:                A$1,000

6.     (i)   Issue Date:                             20 March 2008

       (ii)  Record Date (date on and from which     6 April / 6 October. Security will be
             security is Ex-interest):               ex-interest on and from 7 April / 7 October.

       (iii) Interest Payment Dates:                 14 April / 14 October

7.           Maturity Date:                          14 October 2015

8.           Interest Basis:                         6 per cent Fixed Rate

9.           Redemption/Payment Basis:               Redemption at par

10.          Change of Interest Basis or             Not Applicable
             Redemption/Payment Basis:

11.    (i)   Status of the Bonds:                    Senior and rank pari passu with other senior,
                                                     unsecured debt obligations of QTC

       (ii)  Status of the Guarantee:                Senior and ranks pari passu with all its other
                                                     unsecured obligations

12.          Method of distribution:                 Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.          Fixed Rate Note Provisions Applicable

       (i)   Rate(s) of Interest:                    6 per cent per annum payable semi-annually in
                                                     arrears

       (ii)  Interest Payment Date(s):               14 April and 14 October in each year up to and
                                                     including the Maturity Date

       (iii) Fixed Coupon Amount(s):                 A$30 per A$1,000 in nominal amount
             (Applicable to bonds in definitive
             form)

       (iv)  Determination Date(s):                  Not Applicable

       (v)   Other terms relating to the method      None
             of calculating interest for Fixed
             Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.          Final Redemption Amount:                A$1,000 per bond of A$1,000 Specified
                                                     Denomination (NB: If the Final Redemption
                                                     Amount is other than 100 per cent. of the
                                                     nominal value the bonds will be derivative
                                                     securities for the purposes of the Prospectus
                                                     Directive and the requirements of Annex XII to
                                                     the Prospectus Directive Regulation will apply
                                                     and the Issuer will prepare and publish a
                                                     supplement to the Prospectus)

15.          Early Redemption Amount(s) payable on   Not Applicable
             redemption for taxation reasons or on
             event of default and/or the method of
             calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.          Form of Bonds:                          Permanent Global Note not exchangeable for
                                                     Definitive Bonds

17.          Additional Financial Centre(s) or       Not Applicable
             other special provisions relating to
             Payment Dates:

18.          Talons for future Coupons or Receipts   No
             to be attached to Definitive Bonds
             (and dates on which such Talons
             mature):

19.          Other terms or special conditions:      Not Applicable

                                                     (When adding any other final terms
                                                     consideration should be given as to whether
                                                     such terms constitute "significant new factors"
                                                     and consequently trigger the need for a
                                                     supplement to the Prospectus under Article 16
                                                     of the Prospectus Directive)

DISTRIBUTION

20.    (i)   If syndicated, names and addresses of   Not Applicable
             Managers and underwriting
             commitments:

       (ii)  Date of Dealer Agreement:               19 March 2008

       (iii) Stabilizing Manager(s) (if any):        Not Applicable

21.          If non-syndicated, name and address     Deutsche Capital Markets Australia
             of relevant Dealer:                     Level 18, Grosvenor Place
                                                     225 George Street
                                                     SYDNEY  NSW  2000

22.          Whether TEFRA D or TEFRA C rules        TEFRA Not Applicable
             applicable or TEFRA rules not
             applicable:

23.          Non exempt Offer                        Not Applicable
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                                                     (N.B. Consider any local regulatory
                                                     requirements necessary to be fulfilled so as to
                                                     be able to make a non-exempt offer in relevant
                                                     jurisdictions. No such offer should be made in
                                                     any relevant jurisdiction until those
                                                     requirements have been met. Non-exempt offers
                                                     may only be made into jurisdictions in which
                                                     the base prospectus (and any supplement) has
                                                     been notified/passported.)

24.          Additional selling restrictions:        Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a     "pricing supplement" for
purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    -------------------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.           LISTING AND ADMISSION TO TRADING

             (i) Listing                             Bourse de Luxembourg.

             (ii) Admission to trading:              Application has been made by the Issuer (or on
                                                     its behalf) for the bonds to be admitted to
                                                     trading on the regulated market of the Bourse
                                                     de Luxembourg with effect from the Issue Date.

                                                     (Where documenting a fungible issue need to
                                                     indicate that original securities are already
                                                     admitted to trading.)


2.           RATINGS

             Ratings:                                The bonds to be issued have been rated:
                                                     S&P:     AAA
                                                     Moody's: Aaa

                                                     An obligation rate 'AAA' by S&P has the highest
                                                     credit rating assigned by Standard & Poor's.
                                                     The obligor's capacity to meet its financial
                                                     commitment on the obligation is extremely
                                                     strong.

                                                     Obligations rated 'AAA' by Moody's are judged
                                                     to be of the highest quality with minimal
                                                     credit risk.

                                                     A credit rating is not a recommendation to buy,
                                                     sell or hold securities and may be revised or
                                                     withdrawn by the rating agency at any time.
                                                     Each rating should be evaluated independently
                                                     of any other rating.

                                                     (The above disclosure should reflect the rating
                                                     allocated to bonds issued under the bond
                                                     facility generally or, where the issue has been
                                                     specifically rated, that rating.)

3. INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)          Reasons for the Offer:                  See "Use of Proceeds" section in the prospectus
                                                     supplement--if reasons for offer different from
                                                     making profit and/or hedging certain risks will
                                                     need to include those reasons here.

(ii)         Estimated net proceeds:                 Not Applicable.

                                                     (If proceeds are intended for more than
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                                                     one use will need to split out and present in
                                                     order of priority. If proceeds insufficient to
                                                     fund all proposed uses state amount and sources
                                                     of other funding.)

(iii)        Estimated total expenses:               Not Applicable.

                                                     [Expenses are required to be broken down into
                                                     each principal intended "use" and presented in
                                                     order of priority of such "uses".]

5.           YIELD

             Indication of yield:                    6.73%

                                                     Calculated as 7 basis points less than the
                                                     yield on the equivalent A$ Domestic Bond issued
                                                     by the Issuer under its Domestic A$ Bond
                                                     Facility on the Trade Date.

                                                     The yield is calculated at the Trade Date on
                                                     the basis of the Issue Price. It is not an
                                                     indication of future yield.

6.           OPERATIONAL INFORMATION

(i)          ISIN Code:                              US748305BE82

(ii)         Common Code:                            017598066

(iii)        CUSIP Code:                             748305BE8

(iv)         Any clearing system(s) other than       Not Applicable
             Depositary Trust Company, Euroclear
             Bank S.A./N.V. and Clearstream
             Banking, societe anonyme and the
             relevant identification number(s):

(v)          Delivery:                               Delivery free of payment

(vi)         Names and addresses of additional       [____]
             Paying Agent(s) (if any):

7.           TERMS AND CONDITIONS OF THE OFFER

(i)          Offer Price;                            Not applicable

(ii)         [Conditions to which the offer is       Not applicable
             subject;]

(iii)        [Description of the application         Not applicable
             process;]

(iv)         [Details of the minimum and/or          Not applicable
             maximum amount of application;]

(v)          [Description of possibility to reduce   Not applicable
             subscriptions and manner for
             refunding excess amount paid by
             applicants;]

(vi)         [Details of the method and time         Not applicable
             limits for paying up and delivering
             the bonds;]

(vii)        [Manner in and date on which results    Not applicable
             of the offer are to be made public;]
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(viii)       [Procedure for exercise of any right    Not applicable
             of pre-emption, negotiability of
             subscription rights and treatment of
             subscription rights not exercised;]

(ix)         [Categories of potential investors to   Not applicable
             which the bonds are offered and
             whether tranche(s) have been reserved
             for certain countries;]

(x)          [Process for notification to            Not applicable
             applicants of the amount allotted and
             the indication whether dealing may
             begin before notification is made;]

(xi)         [Amount of any expenses and taxes       Not applicable
             specifically charged to the
             subscriber or Purchaser;]

(xii)        [Name(s) and address(es), to the        None
             extent know to the Issuer, of the
             placers in the various countries
             where the offer takes place.]
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